Exhibit 10.2

                 Bonanza Creek Energy, Inc.
410 17th Street, Suite 1400
Denver, CO 80202

June 15, 2016
Mr. Marvin M. Chronister
Dear Marvin:
This letter agreement (this “Agreement”) sets forth our mutual agreement concerning your resignation as a director of Bonanza Creek Energy, Inc. (the “Company”).
1.Resignation. You hereby resign, effective as of June 16, 2016 (such date, the “Effective Date”), from (a) your position as a Director of the Company and (b) all other positions and committee memberships that you hold with the Company and its subsidiaries and affiliates (collectively, the “Company Group”).
2.Certain Benefits. Subject to your execution of and compliance with your obligations under this Agreement and in consideration of the covenants and the waiver and release set forth below, you will receive the following benefits:
(a)the Company will, as promptly as practicable after the Effective Date, pay you a lump sum amount of $180,000 (representing the base $90,000 annual retainer that you would otherwise have received had you continued as a Director of the Company for the two years remaining in your current term) and
(b)the 16,587 shares of unvested restricted stock of the Company that you hold will immediately vest as of the Effective Date.
3.Business Expenses and Fees for Second Quarter of 2016. As promptly as practicable after the Effective Date, the Company will pay you (a) any unreimbursed business expenses incurred through the Effective Date to which you are entitled under the Company’s policies and procedures for business expense reimbursements and (b) the $23,750 representing your director and chairman fees for the second quarter of 2016.
4.No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future benefit programs or arrangements of the Company Group on or after the Effective Date.
5.Cooperation. Following the Effective Date, you agree to cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, any litigation, investigation or government proceeding) that relates to matters with which you are or were involved or about which you had knowledge during your service with the Company.
6.Confidential Information. Subject to Section 11, (a) you hereby confirm and acknowledge that certain information and assets of the Company Group, including, without limitation, information regarding their methods of operation, financial information, strategic planning, operational budgets and strategies, payroll data, management systems, programs, computer systems, marketing plans and strategies, merger and acquisition strategies and customer lists (collectively, the “Confidential Information”) are valuable, special, and unique assets of the Company Group. You will not at any time disclose any or any part of the Confidential Information to any person or entity for any reason or purpose whatsoever, directly or indirectly; provided, however, that the Confidential Information will in no event include (i) any Confidential Information which was generally available to the public at the time of disclosure by you or (ii) any Confidential Information which becomes publicly available other than as a consequence of the breach by you of your confidentiality obligations hereunder or to the Company Group. No later than seven (7) days following the Effective Date, you will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with you any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. Nothing contained in this Section 6 will prohibit you from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process. In the event that you are legally compelled to disclose any of the Confidential Information, you will provide the Company with prompt written notice so that the Company, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or if the Company waives compliance with the provisions of this Agreement, you will furnish only that portion of the Confidential Information that you are advised by counsel is legally required to be disclosed.
7.Certain Remedies. Without intending to limit the remedies available to the Company, you agree that a breach of the covenants contained in Section 6 may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company will be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by the covenants contained in Section 6 or such other relief as may be required specifically to enforce such covenants. Such injunctive relief in any court will be available to the Company in lieu of, or prior to or pending determination in, any proceeding.
8.Return of Payment. In the event that you (a) file any charge, claim, demand, action or arbitration with regard to your relationship or service (including as a director or your resignation therefrom) with the Company or any other member of the Company Group under any federal, state, local or foreign law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of this Agreement or failure to honor the obligations set forth herein or (b) breach any of the covenants contained in this Agreement, you will be required to promptly repay to the Company the payment previously made by the Company to you pursuant to Section 2(a).
9.Mutual Nondisparagement.
(a)You agree that at no time following the Effective Date will you make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity, or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium), which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company Group or any of its respective directors, officers, agents or employees.
(b)The Company agrees that at no time following the Effective Date will it make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity, or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium), which impugns or attacks, or is otherwise critical of, your reputation or character.
10.Return of Property. You represent that you no longer have in your possession or have destroyed all property made available to you in connection with your service with any member of the Company Group, including, without limitation, any and all records, manuals, customer lists, notebooks, cellphones, electronic devices, computers, computer programs, credit cards, and files, papers, electronically stored information and documents kept or made by you in connection with your relationship or service with the Company or any other member of the Company Group.
11.Certain Protections. You have the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit you from cooperating with or reporting violations to the SEC or any other such governmental entity or self-regulatory organization, and you may do so without notifying the Company. The Company may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental entity. Moreover, nothing in this Agreement or otherwise prohibits you from notifying the Company that you are going to make a report or disclosure to law enforcement.
12.Release.
(a)General Release. In consideration of the Company’s obligations under this Agreement and for other valuable consideration, you hereby release and forever discharge the Company and each other member of the Company Group and each of their respective officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (A) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right you may have to receive a monetary award from the SEC as an

SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (B) any applicable federal, state, local or foreign law, that you may have, or in the future may possess arising out of (x) your relationship and service with (including as a director) the Company or any other member of the Company Group, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 12(a) will not apply to (i) the obligations of the Company under this Agreement and (ii) the obligations of the Company to continue to provide director indemnification to you as provided in the Company’s governing documents. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company or any other member of the Company Group arising out of your relationship and service with (including as a director) the Company or any other member of the Company Group and the termination thereof. The provision of the payments and benefits described in this Agreement will not be deemed an admission of liability or wrongdoing by the Company or any other member of the Company Group.
(b)Representation. You hereby represent that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against the Company or any other member of the Company Group or any of their respective officers, employees, directors or agents.
13.Miscellaneous.
(a)Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied prior agreement with respect to the terms of your service (including as a director) and the termination thereof which you may have had with the Company Group. This Agreement may be amended only by a written document signed by the parties hereto.
(b)Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware (determined without regard to the choice of law provisions thereof).
(c)Certain Tax Matters. You acknowledge and agree that you are (and have been) solely responsible for paying any taxes imposed with respect to any amount payable or previously paid (or the vesting or settlement of any equity-based award) pursuant to this Agreement or otherwise, and that you will defend, indemnify and hold harmless the Company Group against any claim or assessment by any taxing authority relating to such taxes.
(d)Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.
(e)Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.
(f)Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement.
(g)Notices. Every notice or other communication relating to this Agreement will be in writing, and will be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that, unless and until some other address be so designated, all notices and communications by you to the Company will be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to you may be given to you personally or may be mailed to you at your last known address, as reflected in the Company’s records. Any notice so addressed will be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

(h)Trading Restrictions. You acknowledge that following your resignation as a Director of the Company you will remain subject to applicable insider trading regulations. Under those regulations, without limitation, you may not transact in the Company’s securities while you possess material non-public information.
(i)Confirmation. You hereby acknowledge that your resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

[REMAINDER INTENTIONALLY LEFT BLANK, SIGNATURES FOLLOW]

BONANZA CREEK ENERGY, INC.

By: /s/ James A. Watt
James A. Watt
Board Chairman

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.
Accepted and Agreed:

By: /s/ Marvin M. Chronister
Name: Marvin M. Chronister
Dated: June 16, 2016

[SIGNATURE PAGE TO SEPARATION AND RELEASE AGREEMENT]